Exhibit 10.9

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant treats as private or confidential.

1st Amendment to Agreement dated September 1st, 2017

(the “1st Amendment”)

Effective Date : January 1st 2022

WHEREAS; Evotec International GmbH, a company incorporated under the laws of Germany whose principal office is at Manfred Eigen Campus, Essener Bogen 7, 22419 Hamburg, Germany (“Evotec”); and ABIVAX SA a company incorporated under the laws of France with a place of business at 5, rue de la Baume, F-75008 Paris (France) (“Client”) have concluded an Agreement effective as of September 1st, 2017 (the “Agreement”).

WHEREAS; Evotec and Client intend to extend the duration and scope of the Agreement by this 1st Amendment;

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

1.	The Parties hereby agree to retroactively extend the Term as defined in the Agreement as set forth in Section 11.1 of the Agreement from December 31st 2021 [***].

2.	The Parties hereby agree to replace Section 11.1 of the Agreement in its entirety by inserting amended Section 11.1 below, which as of the Effective Date shall read as follows:

“Term of Drug Discovery Services Agreement”. This Drug Discovery Services Agreement shall become effective on the Effective Date and shall continue in effect until [***] terminated in accordance with Section 11.2 to 11.4 below.

3.

The scope of the Client’s development programs (optimization of leads and RNP-Vir program) under which Evotec is involved in the performance of its Services is to be extended, upon request of Client, to any further development programs under which Client would require the assistance of Evotec in the provision of Services. The preamble of the Agreement is modified accordingly and, notably, the definition of the Purpose is extended accordingly. Notwithstanding, it is reminded that: (i) Evotec is retained on a non-exclusive basis to render from time to time the Services, (ii) the Services are to be initiated and performed upon express prior request of Client through an agreed Project and (iii) without a further agreement between the Parties, there shall be no obligation on Client to require those Services or a specific volume of Services per period of time.

4.

This 1st Amendment is hereby and retroactively attached to and forms part of the Agreement as from the Effective Date. In the event of any inconsistency between the provisions of this 1st Amendment and those contained in the Agreement to which this 1st Amendment is annexed, the provisions of this 1st Amendment shall govern and be binding.

5.	The Agreement is hereby ratified by the Parties, and the terms and conditions of the Agreement as supplemented by this 1st Amendment shall remain in full force and effect.

In witness of the foregoing, EVOTEC and Client have executed this 1st Amendment as of the date first written above.

ABIVAX SA

By:	/s/ Hartmut Ehrlich	By:
Name:	Hartmut Ehrlich	Name:
Title:	Chief Executive Officer	Title:

Date:	April 14, 2022	Date:

Evotec International GmbH

By:	/s/ Christian Dargel	By:	/s/ Dirk Plaga
Name:	Christian Dargel	Name:	Dirk Plaga
Title:	EVP Global Head of Legal & Compliance	Title:	EVP Global Head of Finance

Date:	April 6, 2022	Date:	April 6, 2022